Exhibit 10.2

International Notice of Terms
Non-Qualified Stock Option
To:        [_______]
BEMSID:    [_______]
Grant Date:    [_______]
As part of its executive compensation program, The Boeing Company (the “Company”) has granted you an option to purchase shares of the Company’s common stock (the “Option”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (this “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Option is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Option within forty-five (45) days of the date this Notice is delivered to you, through the mechanism and procedures determined by the Company, as a condition to receiving the Option. The terms and conditions of the Option are as follows:
1.    Number of Shares Subject to Option. The Option gives you the right to purchase up to [___] shares of the Company’s common stock (the “Common Stock”) at the exercise price and on the terms set forth in this Notice.
2.    Exercise Price. [120% of Grant Date FMV]
3.    Type of Option. The Option is granted as a non-qualified stock option. Non-qualified stock options are considered ordinary income when exercised and are taxed accordingly. The amount of ordinary income is the difference between the exercise price and the price on the date the Option or a portion of it is exercised.
4.    Vesting and Exercisability of Option. The Option will vest in full and become exercisable on the third anniversary of the Grant Date (the “Vesting Date”), provided the Option has not otherwise expired. The Option is granted on the condition that you remain continuously employed by the Company or a Related Company from the Grant Date through the Vesting Date.
5.     Adjustment in Number of Shares Subject to Option. The number of shares subject to the Option will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.
6.    Impact of Certain Terminations.
6.1 In the event your employment is terminated prior to the Vesting Date by reason of retirement or layoff on or after attaining age 62 with at least one year of service, and provided (in the case of retirement) that you have given the Company sufficient advance notice of your retirement (i.e., 60 days), you will remain eligible to vest in your Option in accordance with Section 4 as though you had continued employment through the Vesting Date.
6.2 In the event your employment is terminated prior to the Vesting Date by reason of retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate, or due to layoff (in each case, prior to attaining at least age 62 with at least one year of service), the number of shares subject to the Option will be prorated based on the number of full and partial calendar months you spent on the active payroll during the vesting period (beginning with the first full calendar month after the Grant Date).
6.3 In the event your employment is terminated prior to the Vesting Date by reason of death or disability, you will immediately vest in the Option. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, or as such term is required to be defined for these purposes under applicable local law.
6.4 In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described above in this Section 6, the Option and all rights to exercise the Option will immediately be forfeited and canceled.
7.    Expiration of Vested Option. As long as you remain employed by the Company or a Related Company, your vested Option will expire after the tenth anniversary of the Grant Date (or [insert date 10 years from Grant Date]).
7.1 If your employment with the Company terminates due to death, disability or layoff, your vested Option will expire at the earlier of five (5) years from your termination date or [insert date 10 years from Grant Date].

7.2 If your employment with the Company terminates due to retirement, your vested Option will expire after the tenth anniversary of the Grant Date (or [insert date 10 years from Grant Date]). “Retirement” for this purpose means retirement under the conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you, after you have attained either (i) age 55 with ten (10) years of service, or (ii) age 62 with one (1) year of service.
7.3 If your employment with the Company is involuntarily terminated for cause, your vested Option will expire upon your termination
7.4 If your employment with the Company terminates for any reason other than those reasons described above in this Section 7, your vested Option will expire at the earlier of ninety (90) days from your termination date or [insert date 10 years from Grant Date].
8.    Method of Exercise.
8.1 You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of whole shares for which you are exercising the Option, and by completing such other documents and procedures as may be required by the Company for exercise of the Option. The notice must be accompanied by full payment of the exercise price for the number of shares you are purchasing. Except as may be prohibited by applicable law, you may make this payment in any one or combination of the following:
(a)    check acceptable to the Company;
(b)    wire transfer;
(c)    tendering by attestation shares of Common Stock you already own that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option (subject to the terms of the Addendum to the Notice attached hereto);
(d)    delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or
(e)    any other method as the Committee may permit in its sole discretion. The methods of exercise are subject to the terms of the Addendum attached to this Notice and may be limited as necessary to comply with local law at the Company's discretion.
8.2 It is your responsibility to be aware of your Option’s expiration date so that you may consider whether or not to exercise the Option before it expires. Notwithstanding the foregoing, if on the Option’s expiration date the closing price of one share of the Common Stock exceeds the per share Exercise Price, you have not exercised the Option and the Option has not expired, you will be deemed to have exercised the Option on such day with payment made by withholding the shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to you the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash, rounded down to the nearest $.01.
9.    Withholding Taxes. You acknowledge that, regardless of any action taken by the Company or, if different, the subsidiary employing you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other taxrelated items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) allowing or requiring you to make a cash payment to cover the Tax-Related Items; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iv) withholding from the shares of Common Stock to be issued to you upon exercise of this Option; or (v) any other method of withholding determined by the Company and permitted by applicable law; provided, however, that that if you are a Section 16 officer of the Company under the Exchange Act, in which case, the obligation for Tax-Related Items may be satisfied only by one or a combination of methods (i), (ii) and (iii) above.
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding you may receive a refund of any over-withheld amount in cash through the Employer's normal payroll processes (with no entitlement to the equivalent in Stock) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
You are to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with his or her obligations in connection with the Tax-Related Items.
10.    Transferability. The Option is not transferable except by will or by laws of descent and distribution and during your lifetime the Option may be exercised only by you, your guardian or your legal representative. The Plan permits exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death. The Option may be exercised only for whole shares, and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Compensation Committee. You may designate a beneficiary to receive your Option in the event of your death, on a Company-approved form, who may exercise the Option after your death.
11.    Clawback and Forfeiture Policy.
11.1 This Option and any proceeds resulting from the vesting of this Option are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Option may be subject to clawback and forfeiture (meaning that the Option or proceeds thereof must be promptly returned to the Company if already exercised, or that you will lose your entitlement to an Option if it has not yet been exercised) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Option and any proceeds resulting from the vesting or exercise of this Option are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the Vesting Date: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Option shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Option. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
12.    Consent to Collection, Processing and Transfer of Personal Data. The Company is located at 100 North Riverside, Chicago, IL 60606, U.S.A. and grants options under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of this Option under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Option, you expressly and explicitly consent to the Personal Data Activities as described herein.

12.1 Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Common Stock or directorships held in the Company, and details of all options or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the Option under the Plan, the Company will collect, process and use your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.
12.2 Stock Plan Administration Service Provider. The Company transfers your personal data to an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Common Stock acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan.
12.3 International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.
12.4 Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.
12.5 Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.
13.    Miscellaneous.
13.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
13.2 Termination Indemnities. The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
13.3 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
13.4 EU Age Discrimination Rules. If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
13.5 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.6 Private Placement. The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.

13.7 English Language. You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
13.8 Section 409A. This Option is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
13.9 Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the shares of Common Stock or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
13.10 Requirements of Law. The Option and exercise thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.11 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of this Notice.
13.12 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Option or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
13.13 Insider Trading Notice. You acknowledge that, depending on your broker’s country of residence or where Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Common Stock, rights to Common Stock or rights linked to the value of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
13.14 Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

13.8 Agreement to Terms of Plan, Notice and Addendum. By your acceptance of the Option as described above, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to International Notice of Terms
Non-Qualified Stock Option
In addition to the terms of the Plan and the Notice, the Award is subject to the following additional terms and conditions as set forth in this Addendum to the extent you reside and/or are employed in one of the countries addressed herein. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
Canada
1.    No Exercise by Using Previously Owned Shares of Common Stock. Notwithstanding anything to the contrary in the Notice, Addendum or the Plan, you are prohibited from delivering previously owned shares of Common Stock to pay the exercise price or any Tax-Related Items in connection with the exercise of the Option. The Company reserves the right to permit this method of payment depending upon the development of local law.
2.    Securities Notification. You are permitted to sell shares of Common Stock acquired under the Plan through the designated broker, if any, provided the resale of such shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed (i.e., the New York Stock Exchange).
3.    Data Privacy. This provision supplements Section 12 of the Notice:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any subsidiary or affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any subsidiary or affiliate to record such information and to keep such information in your employee file.
4.    Clawback and Forfeiture Policy. The following provision shall replace Section 11.2 of the Notice:
11.2. In addition, subject to applicable law, this Award and any proceeds resulting from the exercise of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage, within Canada, in competition with any aspect of Company business with which you were directly involved or about which you gained proprietary or confidential information during the twenty-four (24) months before the date you engaged in such competitive activity; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants, with whom you engaged on behalf of the Company during the twenty-four (24) months before the date of such inducement, to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
5.     Use of English Language.  If you are a resident of Quebec, by accepting your Option, you acknowledge and agree that it is your wish that the Notice, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your Option, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant l’allocation de vos Option, vous reconnaissez et acceptez avoir souhaité que le accord, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l’allocation de vos Option, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE NOTICE, THE PLAN AND THIS ADDENDUM.
__________________________________
Signature
__________________________________
Printed Name
_____________________
Date
IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF THE COMPANY’S AFFILIATE IN CANADA NO LATER THAN APRIL 30, 2021.

United Kingdom
1.     Clawback and Forfeiture Policy. The following shall modify Section 11.2 of the Notice:
Clauses (ii) and (iii) of Section 11.2 shall not apply.
    This Award and any proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.

“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.
“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.
2.    Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 9 of this Notice:
Without limitation to Section 9 of this Notice, you agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 9 of this Notice.
3.    Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your Option as a result of such termination, or from the loss or diminution in value of your Option. Upon the grant of your Option, you shall be deemed irrevocably to have waived any such entitlement.
4.     Brexit. Following the United Kingdom’s withdrawal from the European Union, to the extent the laws discussed below still apply to the United Kingdom for a period of time following the withdrawal, all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.
European Union (“EU”) / European Economic Area (“EEA”) Countries, Switzerland, and the United Kingdom
1.    Data Privacy. If you reside or are employed in the EU or EEA, Switzerland, or the United Kingdom, the following provision replaces Section 12 of this Notice.
The Company is located at 100 North Riverside, Chicago, IL 60606, U.S.A. and grants options under the Plan to you at the Company’s sole discretion. You should review the following information about the Company’s data processing practices.
Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes uses, and transfers certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Options or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting you this Option under the Plan, the Company will collect your personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, use, processing and transfer of your personal data as described herein.
Stock Plan Administration Service Provider. The Company transfers your data to Computershare Limited, an independent service provider based in Australia, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade shares of

Common Stock. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.
International Data Transfers. The Company and its service providers are based in the United States and Australia. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States and Australia. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of your data from the EU/EEA, Switzerland, and the United Kingdom to the United States and Australia. You should be aware that the United States and Australia have different data privacy laws and protections than the data privacy laws in place in the EU/EEA, Switzerland, and the United Kingdom.
Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps the Participant’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations in the Participant’s country of residence (and country of employment, if different).
Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local HR manager or the Company’s Human Resources Department.